EXHIBIT 10.59

Director	20_____ RSU – ____

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the restrictions and vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s 2015 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:	______

Name of Grantee:	______

Grantee’s Social Insurance Number:	______

Number of Shares of Stock underlying Restricted Stock Units:	______

Purchase Price per Share of Stock:	Par value, paid by services previously rendered

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also available upon request to the Secretary.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Director	20_____ RSU – ____

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units / Non-transferability

This grant is an award of restricted stock units (“Restricted Stock Units”) relating to the number of shares set forth on the cover sheet.  The per share purchase price of par value will be satisfied by your prior service to the Company at the time of the issuance of such Stock.  The grant is subject to the vesting conditions described below.  To the extent not yet vested, your Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise.

Vesting

Your right to the Stock under this Restricted Stock Unit Grant vests immediately as to fifty percent (50%) of the total number of shares covered by this grant and the remaining fifty percent (50%) on the first anniversary of the Grant Date (“Vesting Date”), provided you then continue in Service.  If the Vesting Date should occur during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), vesting in such shares of Stock will be delayed until the earlier of (A) the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you or (B) either the date of your involuntary termination of your Service by the Company or a Subsidiary, your death or your Disability (the earlier of the dates in clause (A) and (B) shall be the “Deferred Vesting Date”), and provided, further, that you have been continuously in Service to the Company or a Subsidiary from the Grant Date until the Deferred Vesting Date.

If the Deferred Vesting Date is determined pursuant to clause (B) above, you are prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you on the Deferred Vesting Date and you meet the continuous Service requirements, then, to the extent legally permitted under the General Corporation Law of the State of Delaware and other applicable law, you may elect to satisfy any obligations to pay any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to such an Award, in whole or in part, (x) by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you or (y) by delivering to the Company or its Affiliate shares of Stock already owned by you.

The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. In no case shall the shares withheld or delivered exceed the minimum required Federal, state, and local, foreign and FICA statutory withholding rates. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or its Affiliate as of the date that the amount of tax to be withheld is to be determined.

If you make an election pursuant to the foregoing sentence, you may satisfy your withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Termination after Long-Term Service

Notwithstanding the foregoing vesting schedule, if: (i) you incur a termination in connection with a Corporate Transaction or (ii) you have provided fifteen (15) years of Service to the Company and you are not nominated for a re-election or incur any other involuntary cessation of Service as a director, you shall be one hundred percent (100%) vested in the Restricted Stock Units as of the date of such termination of Service.

The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

Forfeiture of Unvested Units

Unless otherwise approved by the Board, in the event that your Service terminates for any reason, except as provided above in the section entitled “Vesting,” you will forfeit to the Company all of the Restricted Stock Units subject to this grant that have not yet vested.

Share Delivery of Vested Units

Shares underlying the vested shares of Stock represented by the Restricted Stock Units will be delivered to you by the Company as soon as practicable after the applicable Vesting Date, but in no event later than September 15 of the year following the applicable Vesting Date.

Evidence of Issuance

The issuance of the shares of Stock upon any vesting of the Restricted Stock Units shall be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including without limitation, book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends, dividend equivalents or the delivery of Stock acquired under this grant.  In the event that the Company determines that any Federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to: (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) withhold shares of Restricted Stock granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.  The Fair Market Value of the shares of Stock used to satisfy such withholding or other tax obligation shall be determined by the Company or its Affiliate as of the date that the amount of tax to be withheld is to be determined.  Notwithstanding the election by the Company to satisfy withholding or other taxes in the manner set out in (iii) above, you may satisfy such withholding or other tax obligations by paying to the Company, in cash, by cheque or in cash equivalent, an amount equal to such amount, in which case you will be entitled to receive the number of shares of Stock otherwise issuable to you.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any Parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you.

You will, however, as of each dividend record date for Stock occurring on or after the Grant Date of the Restricted Stock Units and prior to the date the shares of Stock underlying the Restricted Stock Units are delivered (or, if applicable, the date of forfeiture of the Restricted Stock Units), be entitled to receive an amount equal to the dividend that you would have been entitled to receive had you held the number of shares of Stock underlying the Restricted Stock Units on such record date, payable on the date of payment of the applicable dividend in cash or such number of shares of Stock having a Fair Market Value equivalent to such amount (each as determined by the Company in its sole discretion).

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to: (i) a forfeiture of any outstanding unvested Restricted Stock Units, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company (A) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of shares of Restricted Stock Units or (B) a forfeiture of any shares of Stock acquired by you upon vesting of the Restricted Stock Units.  Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring,  investing in and managing precious metal royalties, precious metal streams and similar interests. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company Stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.  Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Voluntary Participation	You agree that your participation in the Plan and the grant of the Restricted Stock Units to you by the Company pursuant to the Plan and this Agreement is voluntary.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units.  Any prior agreements, commitments or negotiations concerning this grant are superseded.

Other Agreements

You agree, as a condition of this grant of Restricted Stock Units, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Holding Period

You are required to hold, within five years of this Grant Date, _____ shares of Stock (which reflects an amount equal to ten times the annual non-employee directors’ retainer ($_____), calculated using the closing price of the Stock on the Grant Date).

Code Section 409A

It is intended that this award comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and to the maximum extent permitted, will be interpreted and administered in accordance with Code Section 409A.  Notwithstanding anything herein to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of your Separation from Service (or your death, if earlier).  Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to you for such tax or penalty.

By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.